Exhibit 3.1
AMENDMENT NO. 1
TO THE AMENDED AND RESTATED BY-LAWS OF
CORE MOLDING TECHNOLOGIES, INC.
ARTICLE XI
EXCLUSIVE FORUM
Unless the Corporation consents in writing to the selec-tion of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Cor-poration to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corpora-tion arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or By-laws, as amended or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).